Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 346-6131
brussell@cyanotech.com

Cyanotech Names David Mulder as a Director

KAILUA KONA, Hawaii (May 23, 2016) — The Board of Directors of Cyanotech Corporation (Nasdaq Capital Market: CYAN) named David Mulder as a Director of the Company effective May 17, 2016. He replaces Ralph Carlton, who resigned.

“With his broad and varied experience and expertise, Dave joins our Board at an opportune time as we continue to ramp up Cyanotech’s strategic focus on our own branded products,” said Michael A. Davis, Chairman of the Board. “We look forward to his guidance in helping Cyanotech grow.”

David Mulder is Executive Vice President and Chief Financial Officer of Reiter Affiliated Companies, where he has served since December of 2012. Reiter is an agricultural business that is Driscoll's largest berry supplier. He also serves as the Chairman of the Board and President of FreSeguro, Inc., a Hawaiian captive insurance company. Mulder has over 25 years of international financial and general management experience in a broad variety of businesses, including agriculture, consumer products, wholesale products, distribution and medical products. His background includes serving as the CEO of Biolase, a public international medical device company, and as the CFO of Salton as the (then) public company doubled in size during the globalization of the George Foreman grill. He built his early career at Fruit of the Loom, where he last served as the head of the European, Middle East and Africa division. He started his professional career at Arthur Andersen where he did both consulting and audit, earning his CPA. He earned his Masters of Business Administration degree from the Fuqua School of Business at Duke University.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech's Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA-reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin's superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at our 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers worldwide and is GMP-certified by the Natural Products AssociationTM. Visit www.cyanotech.com for more information.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com